EXHIBIT 10.21

CONSULTING AGREEMENT

     This Consulting Agreement (“Agreement”) is entered into and effective this 1st day of April, 2003 (the “Effective Date”) by and between Quovadx, Inc. a Delaware corporation with principal offices at 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, CO 80111 (“Quovadx”) and Compuflex International, a California corporation with principal offices at 6303 Owensmouth Ave., 11th Floor, Woodland Hills, CA 91367 (“Consultant”).

     In consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

1.	Duties of Consultant.

     a. Services. Consultant shall perform the services as may be requested from time to time by Quovadx (“Services”) and described in each Statement of Work executed by authorized representatives of both parties in the form set forth in Exhibit A, attached hereto (“SOW”). Each executed SOW shall be attached to this Agreement and made a part of this Agreement. In the event of any conflict between the terms of this Agreement and any of those contained in any SOW, this Agreement shall control. Upon request by Quovadx, Consultant agrees to submit to Quovadx in a timely manner and in written or other tangible form, any deliverables of Consultant’s work under this Agreement including, without limitation, all deliverables listed in the SOWs and all assigned Inventions as set forth in Section 6.b.

     b. Designated Representatives. Consultant shall appoint a Designated Representative to all address matters relating to this Agreement Consultant shall report directly to Quovadx’s Designated Representative and shall provide Services in accordance with the SOWs and further instructions of Quovadx’s Designated Representative, and with such reasonable instructions given to Consultant by any other officer of Quovadx. Either party may at any time change its Designated Representative by providing written notice of such change in accordance with Section 12.d.

     c. Persons Providing Services. If Consultant is a corporation or other business entity, the Services shall be provided by approved representatives or such other employee(s) of Consultant who are approved by Quovadx in writing prior to performing any of the Services. Consultant agrees that it shall be responsible for a breach of this Agreement by any of its employees, agents and/or contractors.

2. Compensation. The fees and expense reimbursements payable by Quovadx and the payment terms of such fees and expense reimbursements shall be as set forth in the applicable SOW. All fees and expense reimbursements provided for in the SOWs are Consultant’s sole compensation for rendering the Services to Quovadx. Consultant shall provide Quovadx with monthly invoices detailing the applicable consulting hours and/or fees that are due under this Agreement, along with any applicable itemized expenses and receipts for such expenses. Quovadx agrees to pay approved invoices within forty-five (45) days following their receipt.

3. Term/Termination. This Agreement shall commence on the Effective Date and continue, unless terminated earlier pursuant to this Section 3, until the latter of (i) two (2) months thereafter or (ii) so long as a SOW is in effect and has not been completed. This Agreement may be terminated by Quovadx at any time, with or without cause, by giving written notice of termination to Consultant. In the event of such termination, Quovadx will be obligated to pay Consultant any outstanding fees or expense reimbursements due under this Agreement only for or in connection with such Services actually completed by Consultant and reasonably acceptable to Quovadx as of the date of Quovadx’s termination notice. Either party may terminate this Agreement if the other party breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days (immediately in the case of a breach of Section 4) after receiving written notice describing the breach.

4.	Confidentiality.

     a. Confidential Information. Consultant understands that Quovadx possesses and will possess Confidential Information that is important to its business. For purposes of this Agreement, “Confidential Information” is all information that is disclosed to Consultant or that was or will be developed, learned, created, or discovered by Consultant (or others) for or on behalf of Quovadx, or that became or will become known by, or was or is conveyed to Quovadx and has commercial value in Quovadx’s business, or that is developed at Quovadx’s facilities or with use of Quovadx’s equipment. Confidential Information includes, but is not limited to, Inventions (defined in Section 6.a) and information (and all tangible items in any form incorporating, embodying or containing information) relating to (a) all client/customer lists, vendor lists and all lists or other compilations containing client, customer or vendor information; (b) information about products, proposed products, research, product development, know-how, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions, and unpublished information relating to technological and scientific developments; (c) plans for future development and new product concepts; (d) all manufacturing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, computer programs, databases, and other data of any kind and descriptions including electronic data recorded or retrieved by any means; (e) the compensation, performance and terms of employment of Quovadx employees; (f) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research and development, processes and procedures relating to any software; and (g) all other information that has been or will be given to Consultant in confidence by Quovadx (or any affiliate) concerning Quovadx’s actual or anticipated business, research or development, or that is received in confidence by or for Quovadx from any other person or entity. Confidential Information does not include information that Consultant can demonstrate by written documentation created in the ordinary course of business, (i) is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Consultant in breach of its obligations hereunder or (ii) was already rightfully known to Consultant (other than in connection with this consulting arrangement) without restriction on use or disclosure at the time of Quovadx’s disclosure to Consultant.

     b. Non-Disclosure. Consultant understands that the consulting arrangement creates a relationship of confidence and trust between Consultant and Quovadx with regard to Confidential Information. Consultant shall at all times, both during and after the term of this Agreement for a period of [three (3)] years, keep the Confidential Information in confidence and trust. Consultant shall not, without the prior written consent of an authorized officer of

Quovadx (i) copy, use or disclose any Confidential Information, (ii) remove any Confidential Information from the business premises of Quovadx, or (iii) deliver any Confidential Information to any person or entity outside Quovadx. Notwithstanding the foregoing, Consultant may use the Confidential Information solely to deliver the Services, provided that Consultant’s employees have previously entered into written agreements protecting third-party confidential information received by Consultant and containing provisions at least as restrictive as those set forth in this Section 4.

     c. Return of Confidential Information. Consultant agrees that upon termination of this Agreement for any reason, completion of the Services, or upon Quovadx’s request, Consultant shall promptly deliver to Quovadx all Confidential Information, and any document or media that contains or reflects Inventions (and all copies thereof), excepting only Consultant’s copy of this Agreement.

5. Trading Restriction. Consultant is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person. Consultant is aware that Quovadx is a publicly traded company, trading on Nasdaq under the symbol “QVDX” and that Consultant will receive material non-public information about Quovadx in the course of Consultant’s engagement under this agreement. Consultant agrees that during the term of this agreement and for a period of three months after its termination, Consultant will not trade in Quovadx securities.

6.	Ownership and License.

     a. Disclosure of Inventions. Consultant shall promptly disclose in writing to Quovadx’s Designated Representative all “Inventions” (which term includes patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, technology, computer software, application programming interfaces, ideas, discoveries, algorithms, protocols, compositions, designs, formulas, processes, trademarks, service marks, patents, copyrights, techniques, knowhow and data, and all improvements, rights, and claims related to the foregoing) made, conceived, reduced to practice, or developed by Consultant, either alone or jointly with others, that result from any of the Services that Consultant has performed for Quovadx. Consultant shall not disclose Inventions covered by this Section 6.a to any person outside of Quovadx unless requested to do so by management personnel of Quovadx.

     b. Assignment of Inventions. Consultant agrees to irrevocably assign to Quovadx, without further consideration, all right, title, and interest that Consultant may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention, including all Rights therein and thereto, which shall be the sole property of Quovadx. “Rights” mean all patents, patent rights, copyrights, mask work rights, trademark rights, trade secret rights, sui generis database rights, and all other intellectual and industrial property and proprietary rights of any kind in the Inventions that currently exist or may exist in the future anywhere in the world.

     c. Cooperation. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by Quovadx to permit and assist it, at Consultant’s hourly rate as listed in the Work Descriptions (or, if no hourly rate is specified in the Work Descriptions, at such rate Quovadx in its sole discretion deems reasonable), in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignments herein. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Quovadx and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

     d. Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby consents to any action of Quovadx that would violate such Moral Rights in the absence of such consent.

     e. Non-Solicitation. Consultant agrees that for the term of this Agreement as described in Section 3 and for a period of six (6) months following any termination of this Agreement, Consultant shall not, for itself or any third party, directly or indirectly divert or attempt to divert from Quovadx (or any affiliate of it that might be formed) any business of any kind in which Quovadx is engaged including, without limitation, the solicitation of or interference with any of its customers, clients or vendors. During the term of this Agreement and for one (1) year thereafter, Consultant shall not encourage or solicit any employee or consultant of Quovadx (or any of its affiliates) to leave Quovadx for any reason.

     f. License. If any Rights or Inventions assigned hereunder are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, modified, maintained, supported, reproduced and distributed or otherwise fully exploited without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Quovadx a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and Rights in support of Quovadx’s exercise or exploitation of any assigned Rights or Inventions. Such technology and Rights shall be set forth in Exhibit B, attached hereto.

7. Independent Contractor.  (i) Consultant shall act in the capacity of an independent contractor with respect to Quovadx, and not as an employee or authorized agent of Quovadx. Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of Quovadx. (ii) Consultant agrees, that no employee providing Services under this Agreement shall have the status of an employee of Quovadx and none of Consultant’s employees shall participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental) or any pension, stock, bonus, profit-sharing, or other similar benefit program that Quovadx may have for its employees, regardless of whether Consultant’s employees are classified as an employees for any other purpose or are otherwise eligible to participate in such plans; and (iii) Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations relating to Consultant’s employees including, without limitation, Workers’

Compensation Insurance, Unemployment Insurance, or State Disability Insurance.

8. Representations and Warranties. Consultant represents and warrants the following: (i) Consultant’s performance of the Services and all terms of this Agreement will not breach any agreement that Consultant has with another party including, without limitation, any agreement to keep in confidence third party proprietary information acquired by Consultant in confidence or trust; (ii) Consultant is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the Services to be performed by Consultant under this Agreement; (iii) in performing the Services, Consultant will not use any third party confidential or proprietary information, or infringe the Rights of another party, nor will Consultant disclose to Quovadx, or bring onto Quovadx’s premises, or induce Quovadx to use any third party confidential or proprietary information; (iv) Consultant will abide by all applicable laws and Quovadx’s safety rules in the course of performing the Services; (v) all of Consultant’s employees and contractors, as applicable, performing any of the Services have executed written non-disclosure, assignment of rights and other appropriate agreements sufficient to protect the Confidential Information, and sufficient to allow Consultant to grant the assignments and licenses to Quovadx as provided herein; (vi) if Consultant’s work requires a license, it has obtained that license, and that such license is in full force and effect and will remain in full force and effect during the term of this Agreement; and (vii) the Services shall be conducted with due diligence and performed with professional skill and care.

9. Indemnity. Consultant shall defend, indemnify and hold Quovadx and its affiliates (and their respective employees, officers, directors and representatives) harmless against any and all losses, liabilities, damages, claims, demands and suits and related costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (i) any act or omission of Consultant (its employees or independent contractors) or Consultant’s (its employees’ or independent contractors’) breach of any representation, warranty or covenant of this Agreement, or (ii) infringement of any third-party intellectual property rights by the Inventions and deliverables, Quovadx’s use of the Inventions and deliverables or Consultant’s performance of the Services, and (iii) any failure (alleged or actual) by Consultant to satisfy any of his tax or withholding obligations for Consultant or any employee or individual retained by Consultant to perform Services for Quovadx.

10. Insurance. During the term of this Agreement, Consultant shall maintain insurance coverage as is customary in the industry for this type of engagement.

11. Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER CONSULTANT NOR QUOVADX WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES. THE FOREGOING LIMITATION DOES NOT APPLY TO BREACH OF OBLIGATIONS UNDER SECTIONS 4, 5, AND 9.

12.	Miscellaneous.

     a. Governing Law; Severability; Remedies. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Colorado without regard to the conflict of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter of the Agreement shall be the state and federal courts in Denver, Colorado, and both parties hereby consent to such jurisdiction and venue and waive all objections thereto. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or excluded from this Agreement to the minimum extent required, and the balance of the Agreement shall be interpreted as if such provision was so limited or excluded and shall be enforceable in accordance with its terms. Consultant recognizes that a violation of Sections 4 and 5 of this Agreement could cause Quovadx irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law inadequate. Notwithstanding the above, Consultant agrees that Quovadx shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of Sections 4 and 5 of this Agreement and for any other relief Quovadx deems appropriate without being required to post any bond or other security. This right shall be in addition to any other remedy available to Quovadx in law or equity.

     b. Entire Agreement/Modifications; Assignment. This Agreement (together with all executed SOWs and attached exhibits) contains the entire understanding of the parties regarding its subject matter. This Agreement may only be modified by a subsequent written agreement executed by authorized representatives of both parties. This Agreement (together with all attached exhibits) shall be binding upon Consultant, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that Consultant shall not assign any of its rights or delegate any of its duties hereunder without Quovadx’s prior written consent and any attempted assignment or delegation will be void.

     c. Notices. All notices required or given under this Agreement shall be addressed to the parties at the addresses shown in the “Notices” section of each SOW (or such other address as may be provided by written notice in accordance with this Section 12.c.) and shall be deemed given upon receipt (or, if not received sooner, three (3) days after deposit in the U.S. mails) when delivered by registered mail, postage pre-paid, return receipt requested, by facsimile (with a confirmation copy sent by registered mail) or by commercial overnight delivery service with tracking capabilities.

     d. Survival. The provisions of this Agreement that may be reasonably interpreted as surviving its termination, including the applicable provisions of Sections 3-8, 11 and 12, shall continue in effect after termination of this Agreement. Quovadx is entitled to communicate Consultant’s obligations under this Agreement to any future client or potential client of Consultant.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date. All signed copies of this Agreement shall be deemed originals.

	QUOVADX, INC.:		CONSULTANT

By:	/s/ Mark Rangell	By:	/s/ Cory Isaacson

	(Authorized Signature)		(Authorized Signature)

	Mark Rangell		Cory Isaacson

	Printed Name		Printed Name

	Senior Vice President		President

	Title		Title

4